Exhibit 23.5

[Letterhead of Ore Reserves Engineering]

CONSENT OF ORE RESERVES ENGINEERING

The undersigned, Ore Reserves Engineering, hereby states as follows:

Our firm prepared an independent review, completed in 2005 (the “2005 Review”), concerning resources in the Brimstone Deposit of the Hycroft Mine of Vista Gold Corp., portions of which are summarized under the caption “Properties — Description of Assets Acquired from Vista — Hycroft Mine — Updated Feasibility Study” in this Registration Statement on Form S-1 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the summary information concerning the 2005 Review. We also consent to the use of the name of our firm in this Registration Statement.

Ore Reserves Engineering

By: /s/ Alan C. Noble

        Name: Alan C. Noble, PE

        Title: Principal Engineer

Date: June 20, 2007